SKYWATER TECHNOLOGY, INC.
EMPLOYEE RETENTION PLAN

The purpose of this SkyWater Technology, Inc. Employee Retention Plan (the “Plan”) is to provide an incentive for certain key employees of SkyWater Technology, Inc., a Delaware corporation (including any successor thereto, the “Company”), to remain employed with either the Company, IonQ, Inc., a Delaware corporation (“Parent”), or their Affiliates following the mergers of the Company with Parent’s subsidiaries (the “Merger”) as contemplated by that certain Agreement and Plan of Merger, dated as of January 25, 2026, by and among Parent, certain wholly owned subsidiaries of Parent, and the Company (the “Merger Agreement”).

ARTICLE I
DEFINITIONS
Capitalized terms used but not otherwise defined herein shall have the meanings set forth below:

Section 1.1“Administrator” shall mean, prior to the Closing, the Compensation Committee of the Board with respect to Participants who are executive officers. In all other circumstances prior to the Closing, the Company (or its delegate(s) as permitted by Section 2.2) shall be the Administrator. Following the Closing, Parent shall be the Administrator.
Section 1.2“Affiliate” shall mean any Person that controls, is controlled by, or is under common control with the Company or Parent within the meaning of Rule 405 of Regulation C under the Securities Act, including any Subsidiary. For the avoidance of doubt, following the Closing, Oxbow Industries, LLC and its affiliates shall not be considered Affiliates of the Company or Parent.
Section 1.3“Award Letter” means the written document issued to a Participant by the Company setting forth the terms of such Participant’s Retention Award under the Plan.
Section 1.4“Board” means the Board of Directors of the Company.
Section 1.5“Cause” shall mean, with respect to any Participant and as determined by the Administrator (a) a violation of such Participant’s obligations regarding confidentiality or the protection of sensitive, confidential, or proprietary information, or trade secrets; (b) an act or omission by such Participant resulting in such Participant being charged with a criminal offense which constitutes a felony or involves moral turpitude or dishonesty; (c) conduct by such Participant which constitutes poor performance, gross neglect, insubordination, willful misconduct, or a breach of the Company’s Code of Conduct or a fiduciary duty to the Company or its stockholders; or (d) the Company’s determination that such Participant violated state or federal law relating to the workplace environment, including, without limitation, laws relating to sexual harassment or age, sex, race, or other prohibited discrimination or retaliation. Any determination by the Administrator regarding whether an event constituting Cause shall have occurred shall be final, binding, and conclusive.
Section 1.6“Continuous Employment” means that a Participant’s service with the Company, Parent, or any of their Affiliates has not terminated. Continuous Employment shall not be considered interrupted in the case of (a) any approved leave of absence, including but not limited to sick leave, military leave, parental leave, or any other personal leave approved by the Company, Parent, or any of their Affiliates in accordance with their standard policies; (b) transfers between the Company, Parent, and any of their Affiliates; or (c) any absence approved by the Administrator or otherwise required by applicable law. An employment relationship will be deemed to exist for so long as the Participant is not deemed to have incurred a “separation from service” from the Company, Parent, and all Affiliates, as determined in accordance with Treasury Regulation Section 1.409A-1(h).
Section 1.7“Closing” means the consummation of the Merger contemplated in the Merger Agreement.
Section 1.8“Committee” means the Compensation Committee of the Board.

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Section 1.9“Executive Severance Plan” means the SkyWater Technology, Inc. Executive Severance and Change of Control Plan, as amended from time to time.
Section 1.10“Participant” means an employee of the Company who is selected in accordance with Article III to be eligible for a Retention Award under the Plan and who timely executes an Award Letter.
Section 1.11“Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
Section 1.12“Retention Award” means the cash retention payment that a Participant is eligible to receive pursuant to Section 4.1 hereof.
Section 1.13“Securities Act” shall mean the Securities Act of 1933, as amended, as now in effect or as hereafter amended, and any successor thereto.
ARTICLE II
ADMINISTRATION AND PARTICIPANTS
Section 2.1Administration. The Plan shall be administered by the Administrator. In addition to the authority specifically described herein, the Administrator shall have the power and discretionary authority to:
(a)interpret the provisions of the Plan and any Award Letter;
(b)supply omissions and reconcile any inconsistencies in the terms of the Plan and/or Award Letters (including, for the avoidance of doubt, supplying definitions to terms that are used but not otherwise defined therein);
(c)establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and
(d)make factual determinations and any other determination and take any other action that the Administrator deems necessary or desirable for the administration of the Plan.
(e)The Administrator’s decisions and determinations under the Plan need not be uniform and may be made selectively among eligible individuals, whether or not they are similarly situated, and the Administrator shall not be bound to follow or act in a manner consistent with past practices.
Section 2.2Delegation. The Administrator may, in its discretion, delegate to one or more officers of the Company any or all of the authority and responsibility of the Administrator, except to the extent prohibited by any applicable law. Any such delegation may be revoked by the Administrator at any time. To the extent that the Administrator has made a delegation to one or more officers, all references to the Administrator herein shall include such one or more officers. All decisions, interpretations and other actions of the Administrator shall be final and binding on all Participants and any other individual with rights under the Plan.
Section 2.3Decisions Binding. All decisions, interpretations and other actions of the Administrator shall be final and binding on all Participants and any other individual with rights under the Plan.

ARTICLE III
PARTICIPANTS
Section 3.1Criteria for Eligibility. The Committee shall, based on the recommendation of the Company's management, select the employees of the Company or its Affiliates who are eligible to participate in the Plan. Only those employees of the Company or its Affiliates who receive an Award Letter from the Company are eligible to participate in the Plan.
ARTICLE IV
RETENTION AWARDS AND VESTING
Section 4.1Retention Awards. Each Participant shall be eligible to receive a Retention Award in the dollar amount set forth in such Participant’s Award Letter; provided that the aggregate amount of Retention Awards granted to all Participants under the Plan shall not exceed the cap agreed upon in the Merger Agreement and no Retention Award for any Participant shall exceed the maximum value as outlined in the Merger Agreement.
Section 4.2Vesting of Retention Awards. Each Retention Award shall vest as follows, subject to the Participant’s Continuous Employment with the Company, Parent, or any of their Affiliates through the applicable vesting date:
Section 4.3(a) one-third (1/3) of the Retention Award shall vest upon the Closing;
Section 4.4(b) one-third (1/3) of the Retention Award shall vest upon the six-month anniversary of the Closing; and
Section 4.5(c) one-third (1/3) of the Retention Award shall vest upon the twelve-month anniversary of the Closing.
Section 4.6Acceleration Upon Termination Without Cause. Notwithstanding Section 4.2, the unvested portion of a Participant’s Retention Award shall become fully vested upon the Participant’s termination of Continuous Employment if (a) the Participant’s Continuous Employment is terminated by the Company, Parent, or any of their Affiliates without Cause on or after the Closing and prior to the Retention Award becoming fully vested and (b) the Participant does not participate in the Executive Severance Plan.
Section 4.7Payment. The vested portion of a Retention Award shall be paid in cash within thirty (30) days following the applicable vesting date, subject to applicable deductions and tax withholding as provided in Section 4.6.
Section 4.8Forfeiture. Except as provided in Section 4.3, if a Participant’s Continuous Employment terminates for any reason before the Participant’s Retention Award has fully vested, then any unvested portion of the Retention Award shall be forfeited.
Section 4.9Withholding Taxes. The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of Retention Awards any federal, state, or local taxes of any kind required by applicable law to be withheld and any other authorized or required deductions.
ARTICLE V
MISCELLANEOUS
Section 5.1Amendment; Termination. The Administrator may amend or terminate the Plan at any time in its sole and absolute discretion; provided that no such amendment or termination after the Closing shall adversely affect the rights of any Participant with respect to any Retention Award that is in effect on the Closing without the written consent of such Participant.
Section 5.2Unfunded Plan. The Plan is unfunded and does not create, and should not be construed to create a trust or separate fund with respect to the Plan’s benefits. The Plan does not establish any fiduciary relationship between the Company, Parent, or any Participant. To the extent any person holds any rights by virtue of an award granted under the Plan, such rights are no greater than the rights of the Company’s general unsecured creditors.
Section 5.3Limitation on Rights Conferred under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving an employee or Participant any claim to be granted any award under the Plan or to be treated uniformly with other Participants.
Section 5.4Successors and Assigns; Assignability. This Plan shall be binding upon the Company and any successors thereto. A Participant shall not have the right to assign, transfer, alienate, anticipate, pledge or encumber any portion of a payment due hereunder, nor shall such amounts be subject to seizure by legal process by any creditor of such Participant.
Section 5.5Section 409A Compliance. The payments to be made pursuant to this Plan are intended either to be “short-term deferrals” exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and this Plan and any Award Letter issued hereunder shall be interpreted consistent with such intent. If the payments to be made hereunder are not exempt from Section 409A of the Code, then the provisions of Section 409A of the Code are incorporated herein by reference to the extent necessary for such compliance, or if the provisions of Section 409A of the Code cannot be incorporated by reference, then the Administrator may amend this Plan to the minimum extent necessary to cause the compensation payable hereunder to comply with Section 409A of the Code without the need for any Participant’s consent thereto.
Section 5.6No Right to Continued Employment. Nothing in this Plan shall confer upon any Participant the right to continue in the employ of, or service to, the Company, Parent, or any of their Affiliates or to interfere with or limit in any way the right of the Company, Parent, or any of their Affiliates to terminate such Participant’s employment or service at any time.
Section 5.7Governing Law; Severability. The Plan and all determinations made and actions taken hereunder shall be governed by the internal substantive laws, and not the choice of law rules, of the State of Delaware. If any provisions of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability shall not affect any other provisions of the Plan or part thereof, each of which shall remain in full force and effect.
Section 5.8No Waiver. No waiver by the Company or any Participant at any time of any breach by the other party of any condition or provision of this Plan to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.
Section 5.9Headings; Laws and Regulations. The headings contained herein are for reference only and shall not affect the meaning or interpretation of any provision of this Plan. Any reference to a specific provision of any law referenced in this Plan includes any successor provision and any regulations promulgated under such provision.